Exhibit 10.2

AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made May 24, 2007, by and between Valassis Communications, Inc. (the “Corporation”) and William F. Hogg Jr. (the “Executive”).

WHEREAS, the Corporation and the Executive entered into that certain Employment Agreement effective as of March 18, 1992, as amended on December 22, 1995, January 20, 1997, December 23, 1998, January 5, 2001, January 11, 2002, July 8, 2002, January 10, 2005 and January 17, 2006 (as so amended, the “Employment Agreement”); and

WHEREAS, the Corporation and the Executive desire to amend the Employment Agreement as provided herein.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:

1.	Section 1(b) of the Employment Agreement shall be amended to read in its entirety as follows:

“The Employment Period shall commence as of March 18, 1992 (the ‘Effective Date’) and shall continue until the close of business on January 1, 2010.”

2.	Section 3 of the Employment Agreement shall be amended to add a new subsection 3(h) to read in its entirety as follows:

“(h). Supplemental Retirement Benefits.

(i)	For purposes of this Section 3(h), the following terms shall have the meanings set forth below:

‘Beneficiary’ means, on the date of the Executive’s death: (a) the Executive’s spouse; (b) and if no spouse, then the Executive’s natural and adopted children per stirpes, and (c) and if no spouse, children, or issue, then the Executive’s estate.

‘Change in Control’ means the occurrence of any of the following events, as a result of one transaction or a series of transactions:

(A) the date any one “person” (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, other than the Company), or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person(s)) ownership of stock of the Corporation possessing 30 percent or more of the total voting power of the stock of the Corporation;

(B) the date a majority of the members of the Corporation’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Corporation’s Board of Directors before the date of the appointment or election; or

(C) the date any one person, or more than one person acting as a group, acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the fair market value or total voting power of the stock of the Corporation; or

(D) the date one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person(s)) all or a substantial portion of the Corporation’s assets if such assets have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Corporation immediately before such acquisition(s).

‘Credited Service’ means the sum of the following:

(A) the Executive’s last continuous period of employment with the Corporation and any of its affiliates; and

(B) such other period or periods of employment with the Corporation and its affiliates (and any predecessor thereto) as are designated as Credited Service by the Corporation in writing.

The Executive’s Credited Service will include all completed years and months of Credited Service, any additional Credit Service in excess of a completed month will be counted as a full month of Credited Service, and if the Executive’s number of months of Credited Service (in excess of full years of Credited Service) is more than six, that number of whole months will be rounded up to one full year of Credited Service.

‘Earnings’ means, during any period of Credited Service, the Executive’s base pay, exclusive of any bonuses, commissions or other compensation of any kind. For any year, if the Executive makes a deferral election relating to his base pay under a plan of the Corporation, the amount deferred pursuant to the election will be counted as base pay for that year under this Supplemental Benefit.

‘Final Average Earnings’ means the annual average of the Executive’s Earnings for the 36-month period ending on the earliest of the date of the Executive’s employment termination (including as a result of Retirement) or death. Such average is computed by dividing the total of the Executive’s Earnings for the applicable 36-month period by three (3). If the Executive’s total period of employment is less than 36 months, the Executive’s Earnings during his period of employment will be divided by the number of years (and any fraction of a year) for which he had Earnings.

‘Retirement’ means a termination of the Executive’s employment after he attains age 65 (or such earlier age as the Board may determine, in its sole discretion, qualifies as ‘Retirement’) other than as a result of the Executive’s Disability or a termination of the Executive’s employment for ‘Cause’ (as defined herein in Section 4(b)).

(ii)	The Executive shall be entitled to receive a supplemental retirement benefit (the ‘Supplemental Benefit’) upon a termination of his employment due to his Retirement, death or Disability (as defined herein in Section 4(a)) or a termination of his employment by the Corporation without Cause (each, a ‘Qualifying Event’), subject to the vesting schedule set forth below. The annual amount of the Supplemental Benefit shall be equal to 2% of the Executive’s Final Average Earnings multiplied by the Executive’s number of years of Credited Service. The Supplemental Benefit shall be paid to the Executive for a period of ten (10) years, on a semi-annual basis, on the schedule provided in subsection (iii) below. Each semi-annual payment will be in an amount equal to one-half of the annual amount set forth above, and each semi-annual payment shall be subject to applicable tax withholding.

(iii)	The Corporation shall commence paying the Supplemental Benefits on the last day of the calendar month next following the calendar month in which the Qualifying Event occurs, with the final payment to be the twentieth such semi-annual payment; provided that to the extent necessary to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the ‘Code’), if the Executive is then a ‘specified employee’ (as defined below), the initial payment shall not be made before the date which is six (6) months after the date of the Executive’s termination of employment (or, if earlier, the date of his death). For purposes of the preceding sentence, a ‘specified employee’ shall have the meaning set forth in Section 1.409A-l(i) of the Final Regulations under Section 409A of the Code. Any payments that are delayed on account of the first sentence of this paragraph will be paid in full within 30 days after the end of the six (6) month period described in the first sentence, with the remaining payments being made on the schedule set forth in this subsection (iii).

(iv)	The amount of the Supplemental Benefit shall be subject to vesting as follows: one-third of the annual amount of the Supplemental Benefit will vest on December 31, 2007; two-thirds of the annual amount of the Supplemental Benefit amount will vest on December 31, 2008; and 100% of the annual amount of the Supplemental Benefit amount will vest on December 31, 2009, subject, in each case, to the Executive remaining continuously employed by the Corporation on each such date. Notwithstanding the foregoing, the amount of the Supplemental Benefit shall vest in full upon a termination of the Executive’s employment by the Corporation without Cause prior to his Retirement, upon an involuntary termination of the Executive’s employment within one (1) year of a Change in Control or upon a termination due to his death or Disability.

(v)	Subject to vesting as described below in this subsection (v), during the period that the Executive is receiving the Supplemental Benefits, he and his dependents shall be entitled to continued medical and welfare benefits on terms similar to those provided under Corporation-sponsored plans while he was employed by the Corporation. The Executive’s right to receive the continued medical and welfare benefits shall be subject to vesting as follows: if the Executive is one-third vested in the annual amount of the Supplemental Benefits as provided in subsection (iv) above, he shall be entitled to receive continued medical and welfare benefits for 3 1/3 years following a Qualifying Event; if the Executive is two-thirds vested in the annual amount of the Supplemental Benefits as provided in subsection (iv) above, he shall be entitled to receive continued medical and welfare benefits for 6 2/3 years following a Qualifying Event; and if the Executive is 100% vested in the annual amount of the Supplemental Benefits as provided in subsection (iv) above, he shall be entitled to receive continued medical and welfare benefits for ten years following a Qualifying Event. During any period of time that the Executive is entitled to receive continued health and welfare benefits under Section 5(a)(iv) herein, the terms of that section shall govern (it being understood that any such period that the Executive is receiving benefits under Section 5(a)(iv) shall be inclusive of any period that he is entitled to receive benefits under this subsection (v) and that, other than as required by law, in no event shall the Executive and his dependents be entitled to receive continued medical and welfare benefits after the tenth anniversary of the Qualifying Event). In no event shall the amount that the Corporation pays for any such benefit in any one year affect the amount that it will pay in any other year and in no event shall the benefits described in this paragraph be subject to liquidation or exchange.

(vi)	In the event the Executive dies while employed, the amount of the Supplemental Benefits that would have been payable to him, and any continued medical and welfare benefits that would have been provided to him, shall be paid or provided, as applicable, to his Beneficiary in the case of the Supplemental Benefits and his dependents at the time of his death in the case of the medical and welfare benefits. If the Executive dies after Retirement or other termination of employment entitling him to the Supplemental Benefits and the continued medical and welfare benefits, those benefits shall continue to be paid or provided, as applicable, to the Executive’s Beneficiary until a total of twenty (20) semi-annual payments have been made to the Executive and his Beneficiary in the case of the Supplemental Benefits and to Executive’s dependents at the time of his death for the remainder of the period provided for in subsection (v) above following the Qualifying Event in the case of the medical and welfare benefits. Payments made to the Executive’s Beneficiary shall be payable on the same basis as payments would have been made to the Executive.

(vii)	The provisions of Section 8(b) hereof shall extend and be applicable during any period of time in which the Executive is receiving the Supplemental Benefits. In the event of a breach material or threatened material breach of Section 8(b), the Corporation shall cease making payments of the Supplemental Benefits to the Executive.

(viii)	The Supplemental Benefit shall be an unfunded arrangement, with benefits paid from the general assets of the Corporation.

(ix)	If the Corporation’s Board of Directors (or its delegate) determines that the Executive is unable to properly manage his affairs, any amounts payable under this Subsection (h) may be paid to the Executive’s legal representative or may be applied for the benefit of the Executive in any manner which the Board of Directors (or its delegate) may select, with such facility of payment to be determined solely and exclusively by the Board of Directors (or its delegate).

(x)	Subject to applicable law, any interpretation of the provisions of the Supplemental Benefit and any decisions on any matter within the discretion of the Board of Directors made by the Board of Directors, or its delegate, in good faith shall be binding on all persons.

(xi)	The Supplemental Benefit shall be interpreted and administered in conformity with Section 409A of the Code.”

3.	Section 5(a)(ii) of the Employment Agreement shall be hereby amended by adding the following proviso at the end of such section but before the word “and”:

“provided, however, that to the extent necessary to comply with the requirements of Section 409A of the Code, if the Executive is a ‘specified employee’ (as defined in Section 3(h) above) at the time of such termination, the initial payments shall not be made before the date which is six (6) months after the date of the Executive’s termination of employment (or, if earlier, the date of his death). Any payments that are delayed on account of the first sentence of this paragraph will be paid in full within 30 days after the end of the six (6) month period described in the first sentence, with the remaining payments being made on the schedule provided above;”

4.	Section 5(a)(iv) of the Employment Agreement shall be hereby amended by adding the following sentence at the end of such section:

“If the Corporation reimburses the Executive for the amount of any such benefit, such reimbursement shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. In no event shall the amount that the Corporation pays for any such benefit in any one year affect the amount that it will pay in any other year and in no event shall the benefits described in this paragraph be subject to liquidation or exchange.”

5.	Section 7 of the Employment Agreement shall be hereby amended by adding a new subsection (d) as follows:

“(d)	Any Gross-Up Payment required to be paid under this Section 7 shall be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive pays the Excise Tax to which the Gross-Up Payment relates to the United States Internal Revenue Service or other applicable taxing authority.”

6.	Section 8(b) of the Employment Agreement is hereby amended by deleting the words

“The foregoing provisions of this Section 8(b) shall be extended at the option of VCI” and replacing them with the following:

“The Corporation, at its sole option and in its sole discretion, may choose to subject the Executive to additional non-competition and non-solicitation restrictions.”

7.	Section 8(c) of the Employment Agreement is hereby amended by adding the following sentence at the end of such Section:

“In the event of a material breach or threatened material breach of Section 8(b), the Corporation shall cease making payments of any severance amounts or other benefits required under Section 5(a) herein to the Executive.”

8.	All other terms of the Employment Agreement shall remain in full force and effect.

9.	This instrument, together with the Employment Agreement, contains the entire agreement of the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Executive and the Corporation have caused this Agreement to be executed as of the day and year first written above.

VALASSIS COMMUNICATIONS, INC.

By:	/s/ Alan F. Schultz
Name: Alan F. Schultz
Title: Chief Executive Officer

VALASSIS MANUFACTURING COMPANY

By:	/s/ Todd Wiseley
Name: Todd Wiseley
Title: Vice President

/s/ William F. Hogg
William F. Hogg